CONTRATO DE COMPRAVENTA

Jumilla, 31 de enero de 2022.

REUNIDOS

De una parte, la entidad mercantil **FRYMOO GESTION SL**, sociedad de nacionalidad española, con domicilio social en Madrid, calle Azcona nº 36, constituida por tiempo indefinido, mediante escritura autorizada por el notario de Lleida D. Luis Prados Ramos, el día 6 de junio de 2016, con el número 911 de su protocolo, inscrita en el Registro Mercantil de Madrid, folio 60 del Tomo 34.831 del archivo, hoja número M-626458 y NIF B-87581732. (En adelante, **LA VENDEDORA**).

Se encuentra representada en este acto por **D. Jacinto RÓDENAS JIMÉNEZ**, mayor de edad, de nacionalidad española, con domicilio la calle Fernando III El Santo núm. 5, escalera 2, 1º B de Jumilla (Murcia) y provisto de DNI número 77.568.378-G, quien actúa en su calidad de administrador único, cargo para el que fue nombrado mediante acuerdo de Junta de fecha 11 de julio de 2018 elevada a público en escritura autorizada por el notario de Jumilla (Murcia) D. Antonio Falcón Romero, el 20 de julio de 2018, con número 783 de su protocolo.

Y, de otra parte, la entidad mercantil **Indo Global Exchange(s) LPE LTD (THE MINERAL COMPANY LTD).** A Colorado Corporation, sociedad de nacionalidad estadounidense, con domicilio social en 6400 S. Fiddlers Green #250 #1012, Greenwood Village, CO 80111. (En adelante, **LA COMPRADORA**).

Se encuentra representada en este acto por **D. Sergio BELLOSTA SUÁREZ**, mayor de edad, de nacionalidad española y provisto de DNI número 43.731.912-B, quien actúa en su calidad de Director de la compañía.

En el concepto en el que actúan, se reconocen con capacidad legal para la formalización del presente ACUERDO y, en consecuencia

EXPONEN

I.- Que la VENDEDORA es propietaria de la siguiente acción de agua:
ACCIÓN O DOTACIÓN DE AGUA de las 3336 en que se considera dividido intelectualmente el pozo sondeo denominado POZO LLOBREGAT, enclavado en la finca que a continuación se describirá de 209 metros de profundidad y 5l0 milímetros de diámetro de los cuales los 70 primeros metros están entubados con tubería de revestimiento de 400 milímetros de diámetro y 6 milímetros de espesor, con instalaciones elevadoras de bomba sumergible, marca Peluger tipo L-212-4-V14-90, para corriente alterna trifásica a la tensión de 500/865 V 50 HZ arranque estrella triángulo, acoplada directamente al motor de 240 caballos a 170 y nivel estático a los l08,60 metros. El aforo fue practicado por el Ingeniero D. Francisco Vanaclocha Monzo, el 8 de marzo de 1.972 resultando un caudal de ciento dos litros y noventa y nueve centilitros de agua por segundo. -----------------------------

En la misma parcela existe una estación elevadora con dos bombas verticales sumergidas tipo PSV 15/2 con motores verticales de 75 cv cada una, a 500 V de tensión. Además, dicho pozo dispone de los siguientes elementos accesorios: Una caseta para alojar maquinaria del centro de transformación enclavada dentro de la parcela con una superficie de tres metros y setenta y cinco centímetros por siete metros y cinco centímetros o sean veintiséis metros cuarenta y tres decímetros y setenta y cinco centímetros cuadrados. Un transformador de las características siguientes: Potencia 4l5 -9- KVA, Tensión primera 20 KV, tensión secundaria 0,5 KV, frecuencia 50 HZ, tensión de c/c de 6,4% Dos cuadros de maniobra montados sobre pupitre y automático de baja tensión, capaces para 200 y 300 V.V. de potencia respectivamente. El grupo motor-bomba antes descrito está alimentado de energía a través de sus correspondientes conductores de 3x95 milímetros cuadrados de sección en un ero de dos. El expresado pozo se halla enclavado dentro de la siguiente finca y formando parte integrante de la misma: RÚSTICA.- cincuenta áreas de tierra secano, indivisible, blanca, en el partido de la Solana de Carche u hoya de Pedro Aznar, del termino municipal de Jumilla.

La parcela descrita con el pozo está dividida en tres mil trescientas treinta y seis (3.336) partes intelectuales, considerándose cada parte intelectual como una acción o dotación de agua, teniendo en cuenta que cada dotación con arreglo al caudal aforado, permite el riego de una tahúlla de tierra o sea -10- once áreas y dieciocho centiáreas, haciéndose esta determinación a base de estimar bastante para el riego de una tahúlla ochenta metros cúbicos de agua en tandas de 30 días.

INSCRIPCIÓN.- al tomo 2274, libro 988, folio 215, finca 27343, inscripción 1ª.

II.- Que la acción de agua se encuentra libre de cargas y gravámenes de cualquier naturaleza, y sin ninguna circunstancia que impida la validez y eficacia del presente acto, según asegura la vendedora.

III.- Que, expuesto cuanto antecede, las partes han acordado suscribir y llevar a efecto el presente **CONTRATO DE COMPRAVENTA** (en adelante el **"CONTRATO"**), con sujeción a las siguientes,

CLÁUSULAS

Primera.- Objeto del contrato.

En virtud del presente Contrato, **FRYMOO GESTION SL** vende y transmite la propiedad en pleno dominio de la acción de agua descrita en la parte Expositiva, a favor de la también mercantil **Indo Global Exchange(s) LPE LTD (THE MINERAL COMPANY LTD)**, que los compra y adquiere, con todos los derechos que les son inherentes.

Segunda.- Precio de Compra y Forma de Pago.

El precio de compra del inmueble y acción de agua se fija en la cantidad de **CIEN MIL EUROS (100.000 €)**, que la Compradora pagará a la Vendedora mediante transferencia bancaria a la cuenta titular de la vendedora que ésta indique en un plazo máximo de ochenta y cuatro (84) meses desde la formalización del presente documento, aplicándose un interés del 2% anual.

En el momento en que la vendedora reciba la transferencia o la compradora remita el justificante de la misma será plenamente efectiva dicha transmisión, otorgándose cabal carta de pago.

Tercera.- Garantías

La compradora aporta como garantía real del pago aplazado del precio de compra la propia acción de agua, que queda afecta al pago.

Cuarta.- Gastos e Impuestos.

Las partes serán, cada una de ellas, responsables y soportarán separadamente todos los costes y gastos propios o incurridos, por propia iniciativa, en cualquier momento relacionados con la preparación, negociación, seguimiento y consumación de la presente operación y/o del Contrato y documentos derivados de la misma.

Los tributos que resulten de aplicación serán satisfechos por las Partes según Ley.

Quinta.- Notificaciones.

Cualquier notificación entre la Compradora y la Vendedora que se haya de remitir de conformidad con este Contrato, se hará por escrito y se enviará por burofax o por cualquier otra manera que permita la verificación de la certeza de los datos de recepción y envío, así como de su contenido.

Las direcciones a las que deberían de remitirse las notificaciones o comunicaciones son las mismas que figuran en la intervención del Contrato.

Sexta.- Naturaleza y Ley Aplicable.

La compraventa que se instrumenta en este Contrato tiene naturaleza mercantil, rigiéndose por sus propias cláusulas y en lo que no se prevé en las mismas por el Código de Comercio, leyes especiales y, en su defecto, por el Código Civil español.

El presente Contrato de compraventa se rige por la Ley española y, dentro de ella, por los principios y reglas del Derecho Civil Común, sin remisión a las normas de conflicto de leyes ni a las normas o principios de Derecho Foral.

Séptima.- Jurisdicción.

Para la resolución de cualquier litigio, discrepancia, cuestión o reclamación resultantes de la ejecución o interpretación del presente Contrato o relacionados con él, directa o indirectamente, las Partes, renunciando expresamente a su fuero propio, si fuese diferente, se someten expresamente a la competencia de los Juzgados y Tribunales de la ciudad de Madrid.

En prueba de conformidad, firman las partes el presente, por duplicado y a un solo efecto en el lugar y fecha ut supra.

FRYMOO GESTIÓN SL
LA VENDEDORA

THE MINERAL COMPANY LTD.
LA COMPRADORA